Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INTREXON CORPORATION,

Intrexon GV Holding, Inc.

and

GENVEC, INC.

Dated as of January 24, 2017

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Article 4 Representations and Warranties of Parent and Merger Sub		32

4.1	Corporate Organization	32
4.2	Authority, Execution and Delivery; Enforceability	32
4.3	No Conflicts	32
4.4	Litigation	33
4.5	Capitalization	33
4.6	SEC Documents; Financial Statements; Undisclosed Liabilities	34
4.7	Information Supplied	35
4.8	Ownership of Company Capital Stock	36
4.9	Available Funds	36
4.10	Ownership of Merger Sub	36
4.11	Brokers Fees	36
4.12	No Other Representations and Warranties	36

Article 5 Covenants		37

5.1	Conduct of Business by the Company Pending the Closing	37
5.2	Access to Information; Confidentiality	39
5.3	No Solicitation	40
5.4	SEC Filings; Other Actions.	44
5.5	Appropriate Action; Consents; Filings	46
5.6	Certain Notices	47
5.7	Public Announcements	47
5.8	Indemnification	47
5.9	Parent Agreements Concerning Merger Sub	49
5.10	Takeover Statutes	49
5.11	Section 16 Matters	49
5.12	Stockholder Litigation	50
5.13	Stock Exchange Delisting	50
5.14	Tax Matters	50
5.15	Employee Benefit Matters	50

Article 6 Conditions to Consummation of the Merger		50

6.1	Conditions to Obligations of Each Party Under This Agreement	50
6.2	Conditions to Obligations of the Company Under This Agreement	51
6.3	Conditions to Obligations of Parent and Merger Sub Under This Agreement	51

Article 7 Termination, Amendment and Waiver		52

7.1	Termination	52
7.2	Effect of Termination	54
7.3	Termination Fee	54
7.4	Amendment	56

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7.5	Waiver	56

Article 8 General Provisions		56

8.1	Non-Survival of Representations and Warranties	56
8.2	Fees and Expenses	56
8.3	Notices	57
8.4	Certain Definitions	58
8.5	Terms Defined Elsewhere	64
8.6	Headings	67
8.7	Severability	67
8.8	Entire Agreement	68
8.9	Assignment	68
8.10	No Third Party Beneficiaries	68
8.11	Mutual Drafting; Interpretation	68
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	69
8.13	Counterparts	69
8.14	Specific Performance	70

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Form of Contingent Payment Rights Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2017 (this “Agreement”), is made by and among Intrexon Corporation, a Virginia corporation (“Parent”), Intrexon GV Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and GenVec, Inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.           The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

B.           The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C.           The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D.           The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E.           For federal income tax purposes, Parent, Merger Sub and the Company intend, by executing this Agreement, to adopt a plan of reorganization and to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder.

F.           Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1

The Merger

1.1         The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.  The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b)          At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  In addition, the Company shall take all necessary action such that, at the Effective Time, the bylaws of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)          At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their

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earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)          If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2         Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at 8:00 a.m., local time, on the third Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Thompson Hine LLP located at Two Alliance Center, 3560 Lenox Road, Suite 1600, Atlanta, Georgia, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing occurs pursuant to this Section 1.2 is referred to as the “Closing Date”.  On the Closing Date, or on such other date as Parent and the Company may agree to, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL.  The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and/or time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

Article 2

Conversion of Securities IN THE MERGER

2.1         Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)          Conversion of Company Shares.  Each share of common stock, par value $0.001 per share, of the Company (each, a “Company Share” and collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time, other than Company Shares to be cancelled or converted pursuant to Sections 2.1(b) or 2.1(c) or Dissenting Shares, shall be automatically converted into and thereafter represent the right to receive (i) 0.297 (as may be adjusted pursuant to Section 2.7, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent common stock, no par value per share (“Parent

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Common Stock”), and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.8 (the “Stock Consideration”) plus (ii) one Contingent Payment Right (a “CPR”), which shall represent the right to receive the CPR Payment Amount (as such term is defined in the Contingent Payment Rights Agreement), if any, at the times provided for in the Contingent Payment Rights Agreement, without interest (the Stock Consideration plus one CPR is collectively referred to herein as the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.2. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b)          Cancellation of Treasury Shares and Parent-Owned Shares. Each Company Share held by the Company as treasury stock or held directly by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)          Merger Sub Equity Interests.  All outstanding Equity Interests of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 100 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2         Payment for Securities; Surrender of Certificates.

(a)          Exchange Agent.  At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying and exchange agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of delivering or causing to be delivered to each holder of Company Shares the Stock Consideration that such holder shall become entitled to receive with respect to such holder’s Company Shares pursuant to the Merger (the “Exchange Agent”).  Parent shall pay, or cause to be paid, the fees and expenses of the Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of a number of shares of Parent Common Stock in book-entry form equal to the Stock Consideration and (ii) cash sufficient to make payments in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.8 (such evidence of book-entry shares of Parent Common Stock and cash deposited with the Exchange Agent, collectively, the “Exchange Fund”), to which holders of Company Shares shall be entitled at the Effective Time pursuant to this Agreement.  In the event the cash portion of the Exchange Fund shall be insufficient to make cash payments in lieu of any fractional shares of Parent Common Stock, Parent shall promptly deposit, or cause to be deposited, with the Exchange Agent such additional funds to ensure that the Exchange Agent has sufficient funds to make such payments.  In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Shares may be entitled pursuant to Section 2.9, with both a record and payment date after the Effective Time and prior to the surrender of the Company Shares in exchange for such Parent Common Stock.  If requested by Parent, the cash portion of the Exchange Fund shall be invested

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by the Exchange Agent as directed by Parent, pending payment thereof by the Exchange Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively.  Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Shares.  Any losses with respect to such investments shall have no effect upon amounts payable or other consideration due to holders of Company Shares or any other Person hereunder.

(b)          Procedures for Surrender.

(i)          Certificates.  As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law, and shall otherwise be in such form as Parent and the Exchange Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.6), and any Certificate so surrendered shall forthwith be cancelled.  The Parent Common Stock constituting part of the Merger Consideration to be delivered in respect of Company Shares formerly represented by such Certificates shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of such Company Shares formerly represented by such Certificates or is otherwise required under applicable Law.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing

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Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL. Parent shall, at or prior to the Effective Time, duly authorize, execute, and the deliver the Contingent Payment Rights Agreement.

(ii)          Book-Entry Company Shares.  Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Company Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through The Depository Trust Company, an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a).  In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence of transfer or surrender as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (after giving effect to any required Tax withholdings as provided in Section 2.6), and such Book-Entry Company Shares of such holder shall be cancelled.  As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law and be in such form as Parent and the Exchange Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration.  Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (without interest and after giving effect to any required Tax withholdings as provided in Section 2.6), and such Book-Entry Company Shares shall at the Effective Time be cancelled. The Parent Common Stock constituting part of the Merger Consideration to be delivered in respect of any Book-Entry Company Shares shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Book-Entry Company Shares or is otherwise required under applicable Law.  Payment and delivery of the Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered.  No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares.  Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

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(c)          Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Fund; Abandoned Property; No Liability.  Any portion of the funds in Exchange Fund (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Certificates or Book-Entry Company Shares on the six (6) month anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 2.2(b).  Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Company Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a), to pay for Company Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e)          Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a).  Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

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2.3         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the adoption of this Agreement, and who is entitled to demand and has properly demanded appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL.  If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with this Article 2 and shall not thereafter be deemed to be Dissenting Shares.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

2.4         Treatment of Options .

(a)          Treatment of Options.  Prior to the Effective Time, contingent on, and subject to the Closing, each option to purchase Company Shares (each a “Company Option”) shall fully vest and become immediately exercisable for a period of fifteen (15) days prior to the Effective Time (the “Exercise Window”), and each holder of such Company Options shall be permitted to exercise such Company Options during the Exercise Window, including exercise on a “cashless” basis (meaning that the Company shall withhold the lowest number of Company Shares issuable upon exercise of the Company Option sufficient to cover the applicable exercise price and any Taxes required to be withheld, with the Company providing a cash payment in lieu of any excess fractional shares that would not be issued as a result of such withholding).  Each Company Share resulting from exercise of a Company Option during the Exercise Window shall be treated as a Company Share issued and outstanding immediately prior to the Effective Time and shall be eligible to receive the Merger Consideration, payable in accordance with Section 2.1 and Section 2.2.  At the Effective Time, each then-outstanding, unexercised Company Option shall automatically and without any required action on the part of the holder thereof, be cancelled for no consideration.

(b)          Termination of Company Equity Plans.  As of the Effective Time, the GenVec, Inc. 2002 Stock Incentive Plan, the GenVec, Inc. 2011 Omnibus Incentive Plan, and the GenVec, Inc. 2015 Omnibus Incentive Plan (each, a “Company Equity Plan” and,

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collectively, the “Company Equity Plans”) shall be terminated and no further Company Shares, Company Options, Equity Interests or other rights with respect to Company Shares shall be granted thereunder.

(c)          Board Actions.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using reasonable best efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

2.5         Conversion of Company Warrants.  At the Effective Time, each outstanding, unexpired and unexercised warrant to purchase Company Shares (each, a “Company Warrant”), whether or not then vested, shall be assumed by Parent and converted into a warrant to purchase upon exercise thereof (i) the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio (as adjusted pursuant to Section 2.7) multiplied by (y) the number of Company Shares underlying such Company Warrant (with the product rounded up to the nearest whole share) plus (ii) one CPR for each Company Share underlying such Company Warrant.  The exercise price for each such Company Warrant shall be adjusted to reflect an exercise price per share (rounded up to the nearest cent) equal to the exercise price for each Company Share subject to such Company Warrant as of immediately prior to the Effective Time divided by the Exchange Ratio.  All references to the Company in such Company Warrant shall be deemed to refer to Parent, where appropriate. The other pre-existing terms of such Company Warrants shall continue to apply in accordance with their terms. Each Company Warrant assumed and converted pursuant to the terms of this Section 2.5 shall be referred to as a “Parent Exchange Warrant.” At or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock that will be subject to Parent Exchange Warrants as a result of the actions contemplated by this Section 2.5.

2.6         Withholding Rights.  The Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations or any other provision of applicable Law.  Any amounts deducted or withheld from any such payment shall be remitted to the applicable Tax Authority and, when so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.7         Certain Adjustments.  In the event that, between the date of this Agreement and the Effective Time, (i) any change in the outstanding Company Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, or (ii) any reduction in the assets or property of (including Equity Interests held by) Parent or any of its Subsidiaries shall occur as a result of any direct or indirect distribution of such assets or property to the shareholders of Parent (including any spinoff of any Subsidiary of Parent), then, in each case (i) and (ii), the Exchange Ratio and the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.7

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shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

2.8         Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Shares pursuant to Section 2.1(a) or Section 2.4(a), no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Company Shares that are converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Company Shares exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) on the last complete trading day prior to the date of the Effective Time.  The parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration

2.9         Distributions with respect to Unsurrendered Shares.  All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) or Book-Entry Company Share is surrendered for exchange in accordance with Section 2.2. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Shares in accordance with this Section 2.2, without interest: (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Article 3

Representations and Warranties of the Company

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is

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reasonably apparent on its face that such disclosure relates to such other sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2016 and publicly available at least 24 hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents to the extent that such other disclosures are predictive, cautionary or forward-looking in nature); provided that, the foregoing clause (b) shall not be applicable to Section 3.2 or Section 3.4, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1         Corporate Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the Amended and Restated Certificate of Incorporation, as amended (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2         Capitalization.

(a)          The authorized capital stock of the Company consists of 55,000,000 Company Shares and 5,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which 30,000 are designated as Series B Junior Participating Preferred Stock pursuant to the terms of the Rights Agreement. As of January 22, 2017, (i) 2,273,632 Company Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no Company Shares were held in the treasury of the Company , (iii) 388,572 Company Shares are available for issuance under the Company Equity Plans, of which 287,283 are subject to Company Options and outstanding as of such date, and (iv) no shares of Preferred Stock are issued and outstanding as of such date.  Except for Company Options and Company Warrants, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company.  Since December 31, 2016 and through the date of this Agreement, except for the issuance of Company Shares upon the exercise of Company Options or Company Warrants in accordance with the terms of such Company Options or Company Warrants, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests.  Section 3.2(a) of the Company

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Disclosure Schedule sets forth, as of the date hereof, a list of the holders of Company Options outstanding as of the date hereof, including, on a holder by holder and grant by grant basis, the date on which each such Company Option was granted, the type and the number of Company Options granted, the Company Equity Plan pursuant to which such Company Option was granted, the expiration date of such Company Option, the price at which such Company Option may be exercised, and the vesting schedule and status of each such Company Option.  All Company Shares subject to issuance under the Company Equity Plans have been duly reserved for issuance by the Company, and upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)          Each Company Option (x) has been granted or issued under terms intended not to constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, and (y) has been granted or issued in all material respects in accordance with the terms of the applicable Company Equity Plan and all applicable Laws.

(c)          There are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company (i) restricting the transfer of, (ii) relating to affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Company Shares or any capital stock of, or other Equity Interests in, the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for Equity Interests in the Company having the right to vote) on any matters on which the Company’s stockholders may vote.

(d)          The Company does not hold or have the right or obligation to acquire an Equity Interest in any other Person.

3.3         Authority; Execution and Delivery; Enforceability.

(a)          The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions.  The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions.  The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity).

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(b)          The Company Board, at a meeting duly called and held, at which all of the directors were present, unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Transactions, (ii) determining that the terms of the Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company at the Company Meeting and (iv) recommending that its stockholders adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(c)          The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not and will not be applicable to this Agreement and the transactions contemplated hereby, including the Merger or the other Transactions.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, no other takeover, anti-takeover, business combination, moratorium, fair price, control share acquisition or similar Law applies to the Merger or the other Transactions. The Company Board has also taken all necessary actions so that the Rights Agreement does not apply to this Agreement and the transactions contemplated hereby, including the Merger or the other Transactions. The only vote of holders of any class or series of Company Shares or other Equity Interests of the Company necessary to adopt this Agreement and approve the Merger is the adoption of this Agreement by the affirmative vote of holders of a majority of the Company Shares outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”).  No other vote of the holders of Company Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4         No Conflicts.

(a)          The execution and delivery of this Agreement does not , and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract or Permit to which the Company is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval,

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authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing with the SEC of (A) a proxy statement, in preliminary and definitive form, relating to the Company Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (ii) other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NASDAQ, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

3.5         SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)          The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2014 (the “Company SEC Documents”).

(b)          As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company, on the other hand, occurring since January 1, 2014 and prior to the date hereof.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c)          The financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments (none of which are material individually or in the aggregate) and the absence of notes (none of which, if presented, would materially differ from those in the year-end Company SEC Financial Statements).  The Company SEC Financial Statements were prepared from, and in accordance with, the books and

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records of the Company in all material respects, and complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(d)          The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Since January 1, 2014, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and the Company has made available to Parent true and complete copies of any material written materials provided to the Company’s auditors or the audit committee of the Company Board relating to each of the foregoing. The Company has not made any prohibited loans or “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e)          The Company does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a balance sheet of the Company (or the notes thereto) except (i) as reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the

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ordinary course of business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements , (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.6         Absence of Certain Changes or Events.  Since January 1, 2016 through the date of this Agreement, (a) the Company has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2016 through the date of this Agreement, the Company has not taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(d), (e), (f), (g), (h), (k) or (p) had the covenants therein applied since January 1, 2016.

3.7         Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Company Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and (b) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Proxy Statement and the Form S-4, as applicable, that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.8         Legal Proceedings.  There are no material Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its assets or properties or, to the Knowledge of the Company, any of the officers or directors of the Company.  Neither the Company nor any of its assets or properties is subject to any material Order.

3.9         Compliance with Laws and Orders.  The Company is, and since January 1, 2014 has been, in compliance in all material respects with all Laws, Orders and NASDAQ rules and regulations applicable to the Company or any assets owned or used by it. The Company has not received any written communication since January 1, 2014 from a Governmental Entity that alleges that the Company is in material violation of any such Law or Order.   During the past five (5) years, neither the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company, has, in the course of its actions for, or on behalf of, any of them, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of any applicable Anti-corruption

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Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  During the past five (5) years, the Company has not received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by the Company or any Representative thereof of any Anti-corruption Laws, or (y) that alleges that the Company or any Representative thereof is in violation of any Anti-corruption Laws.  During the past five (5) years, the Company has not had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is located, organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Entity within such country or territory) or (ii) that is the target of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

3.10       Permits.  The Company has all governmental licenses, permits, certificates, certifications, approvals, clearances, consents, franchises, registrations, exemptions and authorizations (“Permits”) necessary for the conduct of its business and the use of its properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  The operation of the Company as currently conducted is not, and has not been since January 1, 2014, in violation of, nor is the Company in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  Notwithstanding the foregoing, nothing in this Section 3.10 addresses Regulatory Permits, which are instead addressed by Section 3.18.

3.11       Employee Benefit Plans.

(a)          Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-linked compensation, stock purchase, employee stock ownership, tax gross-up, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other

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employee benefit plans, welfare plans or fringe benefit plans, in each case whether or not written, that is sponsored, maintained, administered, contributed to or entered into by the Company, with respect to any current or former director, officer, employee or individual independent contractor of the Company (each, a “Service Provider”), or for which the Company has any direct or indirect liability (whether actual or contingent) (each a “Company Benefit Plan”).  The term “Company Benefit Plan” does not, however, include plans or arrangements administered by a Governmental Entity or to which the Company contributes pursuant to applicable Law or that are Multiemployer Plans (as defined below).  Neither the Company, nor to the Knowledge of the Company, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) create any additional Company Benefit Plans from the prior three (3) years.

(b)          The Company has made available to Parent a true, correct and complete copy of each Company Benefit Plan and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written amendments, modifications or supplements applicable to any such Company Benefit Plan (and a summary of any such amendment, modification or supplement that is not in writing), (ii) the most recent annual report (Form 5500) filed with the U.S. Department of Labor, (iii) the most recently received IRS determination or opinion letter, (iv) each trust, insurance or administrative agreement relating to any such Company Benefit Plan, (v) the most recent actuarial report with respect to any such Company Benefit Plan, and (vi) all filings, records and notices concerning audits or investigations by any Governmental Entity.

(c)          Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, all contributions required to be made for any period in the prior three (3) years through the date hereof to any Company Benefit Plan by applicable Law, or under the terms of any Company Benefit Plan or under the terms of any other contractual undertaking have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement; and all material premiums due or payable for any period in the prior three (3) years through the date hereof with respect to insurance policies funding any Company Benefit Plan have been timely paid or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement.  With respect to the Company Benefit Plans, (i) no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances which would reasonably be expected to result in material liability to the Company and (ii) the Company has not, within the prior three (3) years, taken corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan that has not been resolved prior to the date hereof and, to the Company’s Knowledge, no Company Benefit Plan defect exists as of the date hereof that would qualify for correction under any such program.

(d)          Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to

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its qualified status which letter has not been revoked (nor has revocation been threatened in writing) or may rely upon a favorable opinion letter from the IRS, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s Knowledge no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)          Neither the Company, nor any of its ERISA Affiliates, nor, to the Company’s Knowledge, any fiduciary whom the Company has an obligation to indemnify has engaged in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its ERISA Affiliates or any Person that the Company has an obligation to indemnify, to a material liability. No material Proceeding (including any audit or inquiry by the IRS or U.S. Department of Labor (other than routine benefits claims)) is pending, or to the Company’s Knowledge is threatened, against or with respect to any Company Benefit Plan, any fiduciary of a Company Benefit Plan with respect to such fiduciary’s duties to the Company Benefit Plan for whom the Company has an obligation to indemnify, or the assets of any trust under any of the Company Benefit Plans. All tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, except where the failure to do so has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)          No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA (“Title IV Plan”), and neither the Company, nor any of its ERISA Affiliates sponsors, maintains, participates in, contributes to, or has any obligation (contingent or otherwise) with respect to, or has sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.  No material liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.  The Company has not incurred any material withdrawal liability under Section 4201 of ERISA.

(g)          No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains, participates in, contributes to, or has any obligation (contingent or otherwise) with respect to, or has sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise), with respect to any multiple employer plan (within the meaning of Section 413(c) of the Code), or multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

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(h)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has been maintained and operated in documentary and operational compliance with Section 409A of the Code except as could not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company or any Service Provider.

(i)          Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, no amount that has been or could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment), by any Service Provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).   No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code.

(j)          Except as set forth on Section 3.11(j) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional compensation or benefit (including any increased bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or result in any other material obligation to, any Service Provider under a Company Benefit Plan, or (iii) limit or restrict the right of the Company or, after the consummation of the Merger or the Transactions, the Surviving Corporation or any of its affiliates, to merge, amend or terminate any Company Benefit Plan.

(k)          Except as set forth on Section 3.11(k) of the Company Disclosure Schedule, no Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, except as required by Section 4980B of the Code, similar state coverage, or coverage through the end of the calendar month in which a termination of employment occurs.

3.12       Employee and Labor Matters.

(a)          Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of the name of each current Service Provider and each such Service Provider’s (i) position or title, (ii) date of hire, (iii) location of employment or services, (iv) if the Service Provider is full-time or part-time, (v) if such Service Provider is on a leave of absence, (vi) if such Service Provider is identified as a exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) or similar state laws , (vii) such Service Provider’s base salary or hourly wage or compensation rate (as applicable), and (viii) current commission or incentive eligibility.

(b)          The Company is not a party to, or bound by, any collective bargaining agreement, agreement with any works council, or labor contract, and the Company is not currently engaged in any negotiation with any labor union, labor organization, works council

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or other employee organization.  To the Knowledge of the Company, no labor union, labor organization, works council, or group of employees of the Company has made a pending demand for recognition or certification.  To the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there is no material unfair labor practice complaint or material grievance or other material administrative or judicial complaint, action or investigation pending or threatened in writing against the Company by the National Labor Relations Board or any other Governmental Entity with respect to the Company’s Service Providers.  There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or affecting the Company, and no such strike, dispute, lockout, slowdown or stoppage has occurred within the past three (3) years, in any event which could reasonably be expected to materially interfere with the business activities of the Company.

(c)          The Company has been in material compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, and labor relations. Notwithstanding the generality of the foregoing, the Company has properly classified each of its employees under the FLSA and independent contractors under applicable Laws.

(d)          To the Company’s Knowledge, no Service Provider is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such Service Provider to be employed by the Company or (ii) to the knowledge or use of trade secrets or proprietary information, in each case except as would not reasonably be expected to be material to the Company.

3.13       Environmental Matters.

(a)          The Company (i) is and for the past three years has been in compliance in all material respects with all Environmental Laws, (ii) has and holds, or has applied for, all material Environmental Permits necessary for the conduct of its business and the use of its properties and assets, as currently conducted and used, and (iii) is and for the past three years has been in compliance in all material respects with its Environmental Permits.

(b)          There are no material Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company, and the Company has not received any written notification of any allegation of actual or potential responsibility for any material violation of, or material liability under, Environmental Laws relating to any Release or threatened Release of any Hazardous Materials.

(c)          The Company has not (i) disposed of, arranged for the disposal of, Released, exposed any Person to or manufactured, sold, or distributed products containing, any

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Hazardous Materials, in each case as would give rise to material liability under Environmental Laws, (ii) entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (iii) become an indemnitor by contract or otherwise in connection with Environmental Claim threatened or asserted by any third-party.

3.14       Real Property; Title to Assets.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee simple by the Company (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property.  The Company holds good and valid indefeasible fee simple title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens.  The Company has not leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof.  Other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition, subject to reasonable wear and tear.  The Company is not a party to any agreement or option to purchase any real property or interest therein.

(b)          Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, licensed subleased or otherwise occupied by the Company (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto (the “Company Lease Agreements”).  No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens and Liens encumbering the respective landlord’s fee interest. The Company has delivered to Parent a true and complete copy of each such Company Lease Agreement, and in the case of any oral Company Lease Agreement, a written summary of the material terms of such Company Lease Agreement.  With respect to each of the Company Lease Agreements: (i) the Company’s possession and quiet enjoyment of the Company Leased Real Property under such Company Lease Agreement has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Company Lease Agreement; (ii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof; and (iii) the Company has not collaterally assigned or granted any other security interest in such Company Lease Agreement or any interest therein.

(c)          The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”.  The Company Real Property comprises all of the real property used or intended to be used in, or otherwise

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related to, the business of the Company.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) the Company has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

(d)          The Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.15       Tax Matters.  Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(a)          all Tax Returns that are required to be filed by or with respect to the Company have been timely filed with the appropriate Tax Authority (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all respects;

(b)          the Company has timely paid all Taxes due and owing by it (whether or not shown on any Tax Return), including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company;

(c)          no deficiencies for Taxes have been claimed, proposed or assessed by any Tax Authority against the Company except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d)          there is no ongoing, pending or, to the Knowledge of the Company, threatened audit, examination, investigation or other proceeding with respect to any Taxes of the Company;

(e)          the Company has not waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made for any such extension or waiver;

(f)          the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(g)          the Company is not, nor has it been, a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or similar arrangement;

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(h)          the Company has not been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes, other than a group of which the Company has been the common parent, and the Company does not have any liability for Taxes of any other person (other than Taxes of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise;

(i)          the Company is not, nor has it been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five (5) years;

(j)          there are no Liens for Taxes upon any property or assets of the Company, except for Permitted Liens;

(k)          the Company is not, nor has it been, a party to a transaction that is or is substantially similar to any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law); and

(l)          no claim has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

3.16       Material Contracts.

(a)          All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner.  Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Company is a party or by which the Company or any of its assets are bound (and any material amendments, supplements and modifications thereto):

(i)           any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)          any Contract (other than a Company Benefit Plan) under which the Company is required to make payments of, or deliver goods or services having a value of more than $50,000;

(iii)         any Contract that materially limits the ability of the Company to compete or provide services in any line of business or with any Person or in any geographic area;

(iv)         any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(v)          any Contract that permits any Person other than the Company to manufacture, market, offer, distribute, or sell any products of the Company, including distribution, sales representative, and similar agreements;

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(vi)         any Contract or series of related Contracts (A) relating to indebtedness of the Company for borrowed money or (B) constituting a guarantee by the Company of the obligations of any other Person for borrowed money;

(vii)        any Contract providing for the acquisition, transfer, use, development, sharing or license or grant of any right in or to any Intellectual Property, with the exception of shrink-wrap, click-wrap, and off-the-shelf software licenses, and any other licenses of un-customized software that is commercially available to the public generally, in each case with one-time or annual license, maintenance, support and other fees of $50,000 or less;

(viii)       any Contract that provides for any material “most favored nation” provision to which the Company is subject;

(ix)          any Contract with the Company’s top ten (10) suppliers (measured by dollar volume of purchases of the Company during the twelve (12) months ended December 31, 2016);

(x)          any Contract with the Company’s the top four (4) customers (measured by volume of spending by the customer during the twelve (12) months ended December 31, 2016);

(xi)         any Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, involving the purchase or sale of goods or the provision of services for the benefit of, or by, any Governmental Entity;

(xii)        any purchase, sale or supply contract that contains minimum volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements;

(xiii)       any Company Lease Agreements;

(xiv)       any acquisition or divestiture agreement (A) entered into since January 1, 2013 or (B) that contains any “earn-out” provision or other contingent payment obligation, or any continuing indemnification provision, in each case, that has not been satisfied in full or otherwise expired by its terms;

(xv)        any Contract for any joint venture, partnership or similar arrangement;

(xvi)       any “single source” supply contract pursuant to which goods or materials that are material to the Company are supplied to the Company from an exclusive source;

(xvii)      any Contract that contains a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of any other party to such Contract or any of its affiliates; or

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(xviii)      any Contract that grants any rights of first refusal or rights of first offer or similar rights with respect to, or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of, any material amount of the Company’s assets or any material portion of the Company’s business.

(b)          Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Contract set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as an exhibit to the Company SEC Documents (the “Company Material Contracts”) is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is and in full force and effect and enforceable by the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity), (ii) the Company has performed all obligations required to be performed by it under each Company Material Contract, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no event has occurred or circumstance exists which (with or without notice or lapse of time, or both) would constitute a breach or default thereunder, and (iii) since January 1, 2015, the Company has not received written notice of any actual, alleged, possible or potential breach or violation of, default under, or failure to comply with, any term or requirement of any Company Material Contract, or any written notice of revocation, cancellation or termination of any Company Material Contract.

(c)          The Company has made available to Parent true and complete copies of each Company Material Contract (including any material amendments or modifications thereto) as of the date of this Agreement.

3.17       Intellectual Property.

(a)          Section 3.17(a)(i) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company (collectively, the “Company Registered Intellectual Property”) together with the assignment status (if applicable) and the jurisdictions in which any such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of the registered owner or applicant, as applicable.  With respect to each item of material Company Registered Intellectual Property, (i) the Company is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), (ii) such item is in effect, has not been abandoned or cancelled, and all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant Governmental Entities and domain name registrars to maintain such Company Registered Intellectual Property in its current status, and (iii) no Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

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(b)          Neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company in any Company Material Intellectual Property.

(c)          To the Knowledge of the Company, the Company is not infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  No Proceeding is pending, or to the Knowledge of the Company is threatened, alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any Person).  To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property.  The Company has not made or asserted any charge, complaint, claim, demand or notice during the past three (3) years (or earlier, if presently not resolved) alleging that any Person has infringed, misappropriated, diluted, or otherwise violated any Company Owned Intellectual Property.

(d)          All Company Material Intellectual Property regarded as trade secrets has been maintained in confidence in accordance with protection procedures that are adequate for protection.  All current and, to the Knowledge of the Company, former officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company, and its predecessors, who have created, contributed to or participated in the conception or development of any Company Material Intellectual Property have entered into valid and binding proprietary rights agreements with the Company or predecessor, vesting ownership of such Intellectual Property in the Company, and waiving all of such Person’s moral rights therein. No such Person has asserted, and to the Company’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property.

(e)          No Company Owned Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the ownership or use thereof by the Company, or restricting the sale or licensing thereof to any Person.  Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, to the Company’s Knowledge, at no time during the conception of or reduction to practice of any Company Owned Intellectual Property was any inventor of such Intellectual Property (i) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party, (ii) operating under any grants from any Governmental Entity, university, college, other educational institution or private source, or (iii) performing research sponsored by any Governmental Entity, university, college, other educational institution or private source.  Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, to the Company’s Knowledge no facilities of any university, college, other educational institution or research center were used in the development or reduction to practice of any Company Owned Intellectual Property.

(f)          The Company has established and implemented commercially reasonable security measures and policies (i) to protect all Personal Data collected by them or on their behalf from and against unauthorized access, use, modification and/or disclosure; (ii) to protect against any material anticipated threats or hazards to the security of Personal Data; and

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(iii) for the disposal of Personal Data in compliance with the requirements of all applicable Information Privacy and Security Laws.  The Company is currently operating in compliance, in all material respects, with all applicable Information Privacy and Security Laws.  There are no Proceedings pending against the Company asserting any violation by the Company of any (i) Information Privacy and Security Law, (ii) agreement (or portion thereof) to which the Company is a party that relates to the protection of Personal Data, or (iii) of the Company’s privacy and security policies applicable to Personal Data.  To the Knowledge of the Company, the Company has not made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Data that would trigger a notification or reporting requirement under any Information Privacy and Security Law.

(g)          The Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets against unauthorized use, access, interruption, modification and corruption.

3.18       Regulatory Matters.

(a)          The Company has at all times during the past five (5) years operated in compliance, and currently is in compliance, in all material respects with all health care laws applicable to the operation of its business as currently conducted, including, to the extent applicable to the operation of the Company’s business, each of (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.) (the “FFDCA”) and the Public Health Service Act (42 U.S.C. Section 201 et seq.), and the regulations promulgated thereunder); (ii) federal, state, local and foreign health care related fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the federal Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the exclusion laws (42 U.S.C. Section 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), the federal criminal false statements law (42 U.S.C. § 1320a-7b(a)), the U.S. Physician Payments Sunshine Act (42 U.S.C. Section 1320a-7h), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the regulations promulgated pursuant to such statutes; (iii) the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or non-U.S. counterpart thereof or other law or regulation the purpose of which is to protect the privacy of individuals or prescribers; (iv) the Medicare statute (Title XVIII of the Social Security Act); (v) the Medicaid statute (Title XIX of the Social Security Act); (vi) TRICARE laws (10 U.S.C. § 1071, et seq.), and (vii) any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter or other public issuance which regulates kickbacks, recordkeeping, claims process, documentation requirements, referrals, the hiring of employees or acquisition of services or supplies from those who have been debarred, suspended or excluded from government health care programs, quality, safety, privacy, security, licensure or any other aspect of manufacturing and distributing drugs and biological products (collectively, the “Health Care Laws”).  The Company has not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other action from the FDA, the Centers for Medicare and Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, or

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other Governmental Entity alleging that any operation or activity of the Company is in material violation of any Health Care Laws.  The Company has not engaged in activities which are, as applicable, reasonably likely to be a cause for false claims liability, civil penalties, debarment, disqualification or mandatory or permissive exclusion from any U.S. state or federal healthcare program.  Neither the Company, nor, to the Knowledge of Company, any director, officer, employee or contractor of the Company, has made any voluntary or self-disclosure to any Governmental Entity regarding any potential non-compliance with any applicable Health Care Law.  To the Knowledge of Company, no act, omission, event or circumstance has occurred that would reasonably be expected to give rise to, or lead to, any Proceeding or material non-compliance with any applicable Health Care Laws.

(b)          Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all current and pending Permits of the FDA and similar federal, state, local or foreign Governmental Entities (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”) required for the conduct of the Company’s business (collectively, the “Regulatory Permits”).  The Company holds, and has been and currently is operating in material compliance with the Regulatory Permits and all such Regulatory Permits are in full force and effect.  The Company has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would reasonable be expected to allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.

(c)          All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom (collectively, the “Submissions”), utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit from any Regulatory Authority relating to the Company or its business and products, when submitted to the applicable Regulatory Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such Submissions have been submitted to such Regulatory Authority.

(d)          Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, since January 1, 2014, the Company has not had any product or manufacturing site (whether Company-owned or that of a contract manufacturer for the products) subject to a Governmental Entity (including FDA or other Regulatory Authority) shutdown, restriction, or import or export prohibition, nor received any FDA Form 483 or other Regulatory Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the products that if not complied with would reasonably be expected to have a material effect on the Company, or similar correspondence or notice from any Regulatory Authority alleging or asserting noncompliance with any applicable Law, Regulatory Permit or such requests or requirements of a Regulatory Authority, and, to the Knowledge of the Company, no Regulatory Authority is considering such action.

(e)          Section 3.18(e) of the Company Disclosure Schedule sets forth a list of (i) all recalls, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company’s products (“Safety Notices”) since January

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1, 2014; (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) to the Company’s Knowledge, any material complaints with respect to the products that are currently unresolved.  There are no outstanding orders or requests by any Regulatory Authority for a recall for any products, and no Safety Notices, or, to the Company’s Knowledge, material product complaints with respect to the Company’s products, and to the Company’s Knowledge, there are no facts that would reasonably be expected to result in (i) a recall or material Safety Notice with respect to the Company’s products, (ii) a material change in labeling of any the Company’s products; or (iii) a termination or suspension of manufacturing, processing or testing of any of the Company’s products.

(f)          The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company or in which the Company or its products or product candidates have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the FFDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312.  Except to the extent disclosed on Section 3.18(f) of the Company Disclosure Schedule, no investigational new drug application filed by or on behalf of the Company with the FDA has been disapproved, terminated or suspended by the FDA, and neither the FDA nor any other Regulatory Authority has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, or impose conditions of approval on any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.

(g)          The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or its products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Neither the Company, nor to the Knowledge of the Company any of its officers, directors, employees, agents, or contractors has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) other Health Care Law.  As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment, suspension or exclusion are pending or threatened against the Company or, to the Knowledge of the Company, any of its officers, directors, employees or agents.

(h)          The Company is not a party to and does not have any ongoing reporting or disclosure obligations pursuant to or under any corporate integrity agreements, monitoring agreements, deferred prosecution agreement, consent decrees, settlement orders, or similar agreements imposed by any Governmental Entity. Neither the Company, nor to the Knowledge of the Company any of its officers, directors, employees, agents and contractors has been or is currently debarred, suspended or excluded from participation in any governmental health care program, or convicted of any crime or engaged in any conduct for which such Person would reasonably be expected to be debarred, suspended or excluded from participating in any

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governmental health care program under Section 1128 of the Social Security Act of 1935 (42 U.S.C. § 1320a-7), as amended, or any similar applicable Law or program.

3.19       Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20       Opinion of Financial Advisor.  Roth Capital Partners, LLC, the Company’s financial advisor has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications, and other matters set forth therein, the consideration to be received by the holders of Company Shares (other than Parent and its affiliates) pursuant to this Agreement is fair from a financial point of view to such holders.

3.21       Insurance.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company maintains insurance of a scope and coverage as is sufficient to comply with applicable Law and in accordance with standard industry practices, (b) all insurance policies of the Company are in full force and effect, and all premiums due and payable thereon have been paid and (c) the Company is not in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2014, the Company has not received any written notice of cancellation, invalidation or termination or, as of the date of this Agreement, denial of coverage, rejection of a material claim or material adjustment in the amount of the premiums payable under any material insurance policy currently maintained by the Company.

3.22       No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 3 or the Company Disclosure Schedule, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company or its business or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective

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Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 or the Company Disclosure Schedule.

Article 4

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1         Corporate Organization.  Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2         Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party.  The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party.  Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity).

4.3         No Conflicts.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Transactions and

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compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) the filing with the SEC of (A) the Proxy Statement and (B) the Form S-4, (ii) other filings required under, and compliance with other applicable requirements of under the Exchange Act and the rules and regulations of NYSE, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications would not reasonably be expected to have a Parent Material Adverse Effect.

4.4         Litigation.  There is no Proceeding pending, or, to the Knowledge of Parent, threatened that has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.5         Capitalization.

(a)          The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock. As of October 31, 2016, there were outstanding 118,575,964 shares of Parent Common Stock. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)          The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

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4.6         SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)          Parent has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2014 (the “Parent SEC Documents”).  None of the Parent Subsidiaries is required to make any filings with the SEC.

(b)          As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act, or the Securities Act or and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has made available to the Company true and complete copies of all material correspondence between the SEC, on the one hand, and Parent and any Parent Subsidiaries, on the other hand, occurring since January 1, 2014 and prior to the date hereof.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents.  To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c)          The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) (the “Parent SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Parent SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d)          Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such

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evaluation.  Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  Since January 1, 2014, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent (the “Parent Board”) (i) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financing reporting, and Parent has made available to Parent true and complete copies of any material written materials provided to Parent’s auditors or the audit committee of the Parent Board relating to each of the foregoing. Parent has not made any prohibited loans or “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

(e)          Parent and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of Parent (or the notes thereto) except (i) as reflected or reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Parent SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

4.7         Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Company Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and (b) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions of the Proxy Statement or the Form S-4, as applicable, that relate expressly to the Company or to statements made therein based on information supplied by or on behalf of

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Company for inclusion or incorporation by reference therein).  The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

4.8         Ownership of Company Capital Stock.  None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Company Shares as of the date hereof.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9         Available Funds.  Parent and Merger Sub have or, at Closing, shall have, sufficient cash, available lines of credit or other sources of immediately available funds to permit Parent and Merger Sub to perform all of their obligations under this Agreement and to consummate the Merger.

4.10       Ownership of Merger Sub.  All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent.  Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

4.11       Brokers Fees.  Except for the financial advisors’ fees set forth in Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12       No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in this Article 4, none of Parent, Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub, any other Parent Subsidiary or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or affiliates or any other Person resulting from the Company’s or its Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or affiliates, including any information made available in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4.

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Article 5

Covenants

5.1         Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly required by any other provision of this Agreement or by applicable Law, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, (i) conduct its operations only in the ordinary course of business, and (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and to preserve the goodwill and current relationships of the Company with customers, suppliers and other Persons with which the Company has business relations.  Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly required by any other provision of this Agreement or by applicable Law, the Company shall not, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)          amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)          issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company, other than the issuance of Company Shares upon the exercise of Company Options outstanding as of the date hereof in accordance with their existing terms;

(c)          sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company (other than Intellectual Property), except (i) pursuant to the express terms of any Company Material Contract in effect as of the date hereof, (ii) the sale or disposition of property or assets with a fair market value not in excess of $10,000 individually or $25,000 in the aggregate, or (iii) the sale of inventory in the ordinary course of business;

(d)          sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Intellectual Property of the Company, except (A) the abandonment, in the ordinary course of business, of Company Owned Intellectual Property that in the Company’s reasonable business judgment is no longer used or useful in the business of the Company and is no longer commercially practicable to maintain, and (B) the non-exclusive licensing or sublicensing of Company Intellectual Property to affiliates, distributors, and customers in the ordinary course of business;

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(e)          declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests;

(f)          reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except the acceptance of Company Shares as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options in accordance with past practice (or in accordance with Section 2.4 of this Agreement) and the terms of the applicable Company Equity Plan and applicable award agreement(s);

(g)          merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(h)          acquire (including by merger, consolidation, or acquisition of stock or assets) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business;

(i)          incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except (i) in connection with refinancings of existing indebtedness on terms no less favorable to the Company than (and in an aggregate principal amount not in excess of) such existing indebtedness, (ii) for borrowings under the Company’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business, and (iii) other indebtedness not to exceed $10,000 in the aggregate;

(j)          make any loans, advances or capital contributions to, or investments in, any other Person;

(k)          terminate, cancel or renew, or agree to any material amendment to or waiver under, any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business;

(l)          make any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $10,000;

(m)          except to the extent required by (x) applicable Law, or (y) the existing terms of any Company Benefit Plan disclosed in Section 3.11(a) of the Company Disclosure Schedule as in effect as of the date hereof: (A) materially increase the compensation or benefits payable or to become payable to any Service Provider, other than annual merit increases in annual base salary or base rate of pay , in each case, in the ordinary course of business; (B) amend any Company Benefit Plan (other than any amendment that could not reasonably be expected result in a material additional cost to the Company or its affiliates, or

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obligate the Company or its affiliates to maintain such Company Benefit Plan beyond December 31, 2017), or establish, adopt, enter into any new arrangement that if in effect on the date hereof would be a Company Benefit Plan (for the avoidance of doubt, including, any employment, severance, change in control, retention, bonus guarantee or similar agreement or arrangement); (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including funding any grantor trust); (D) pay or award, or commit to pay or award, any bonuses or incentive compensation (other than annual bonuses payable in the ordinary course of business during the first quarter of the Company’s fiscal year); (E) grant any equity-based or equity-linked awards; (F) enter into any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement; (G) hire or terminate the employment (other than for cause due to the inability to provide services) of any officer; or (H) promote any officers or employees, except for new hires (in accordance with the restrictions under the foregoing clause (G)) or for a promotion of any existing employee that is in the ordinary course of business and prior notice of which is provided to the Parent;

(n)          make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(o)          compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $10,000 individually or $50,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(p)          (A) make, change or revoke any material Tax election, (B) change any of its material methods of reporting income or deductions for Tax purposes (or file a request to make any such change), (C) settle or compromise any material Tax liability, claim, audit or dispute, (D) surrender any right to claim a material Tax refund, (E) file any amended Tax Return with respect to any material Tax, (F) enter into any Tax allocation, sharing, indemnity or closing agreement, or (G) waive or extend the statute of limitations with respect to any Tax other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(q)         enter into any new line of business or materially alter any existing line of business, other than in the ordinary course of business;

(r)          voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering the Company or any of its business, assets or properties; or

(s)          authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2         Access to Information; Confidentiality.

(a)          From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall:

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(i) provide to the Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and to the books and records thereof and (ii) promptly furnish during normal business hours such information concerning the business, properties, Contracts, assets and liabilities of the Company as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company is party, or (C) breach, contravene or violate any applicable Law.

(b)          Each of the Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Merger.  The Mutual Confidentiality Agreement, dated August 14, 2015, by and between the Company and Parent, as amended by the Amendment to the Mutual Confidentiality Agreement, dated as of August 14, 2016 (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company and its Representatives.   Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contract or otherwise communicate with employees (other than members of the Company’s senior leadership team), customers, suppliers or distributors of the Company and its Subsidiaries, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement, or the Transactions, without the prior written consent of the Chief Executive Officer of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

5.3         No Solicitation.

(a)          From and after the date hereof until the Effective Time, the Company shall, and shall cause its Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Third Party that may be ongoing as of the date hereof with respect to any Acquisition Proposal, and (y) deliver a written notice to any such Third Party to the effect that the Company is terminating all discussions and negotiations with such Third Party with respect to any Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential information concerning the Company.  Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall and shall cause its Representatives not to on behalf of the Company, initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof, or engage in, continue or otherwise participate in any discussions or negotiations with a Third Party regarding any Acquisition Proposal (other than to inform any Third Party of the existence of the provisions contained in this Section 5.3) or furnish or provide any nonpublic information in

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connection with any Acquisition Proposal.  Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement, (v) approve, authorize or cause or permit the Company to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vi) of this sentence, a “Change of Board Recommendation”).

(b)          Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 (excluding immaterial, unintentional violations) and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and that failure to take such actions would breach, or would reasonably be expected to breach, its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any non-public information concerning the Company provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in no event later than twenty-four hours) after it is provided or made available to such Third Party.

(c)          The Company shall promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including a summary of its material terms and conditions).  Without limiting the foregoing, the Company shall keep Parent promptly informed (and in any event within 24 hours) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof).  The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company

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Board ( or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would breach, or would reasonably be expected to breach, its fiduciary duties under applicable Law; provided, that the Company promptly (and in any event within 24 hours) advises Parent that it is taking such action.

(d)          Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Acquisition Proposal from a Third Party (other than as a result of a breach of this Section 5.3) that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Board Recommendation with respect to such Superior Proposal (and terminate this Agreement pursuant to Section 7.1(g)), subject to the requirements of this Section 5.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) (or terminate this Agreement pursuant to Section 7.1(g)) unless:

(i)          the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation in response to the receipt of such Superior Proposal would breach, or would reasonably be expected to breach, its fiduciary duties under applicable Law;

(ii)          the Company shall have provided to Parent at least three (3) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice shall specify the basis for such Change of Board Recommendation, the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the applicable Company Acquisition Agreement and any other material documents with respect thereto,

(iii)          during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iv)          at the end of such Notice Period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered by Parent in writing (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would reasonably be expected to breach its fiduciary duties under applicable Law.

In the event of any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal, the Company shall be required to deliver a new written

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notice to Parent and to again comply with the requirements of this Section 5.3(d) (which shall apply mutatis mutandis) with respect to such new written notice.

(e)          Notwithstanding anything to the contrary contained in Section 5.3(a), the Company Board (or a duly authorized committee thereof) may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Board Recommendation if the Company Board (or a duly authorized committee thereof) determines in good faith that an Intervening Event has occurred and is continuing, subject to the requirements of this Section 5.3(e).  The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) unless:

(i)          the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would breach, or would reasonably be expected to breach, its fiduciary duties under applicable Law;

(ii)          the Company shall have provided to Parent at least three (3) Business Days’ prior written notice of the Company’s intention to take such action, which notice shall specify the basis for such Change of Board Recommendation, including all available material information with respect to such Intervening Event;

(iii)          during such three (3) Business Day period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed in writing by Parent and intended to enable the Company Board to proceed with the Company Board Recommendation;

(iv)          at the end of such three (3) Business Day period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered in writing by Parent no later than 11:59 a.m., New York City time, on the last day of such three (3) Business Day period, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to breach its fiduciary duties under applicable Law.

(f)          Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would breach, or would reasonably be expected to breach, its fiduciary duties or violate Applicable Law.  The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

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(g)          The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any of its Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

(h)          For purposes of this Agreement:

(i)          “Acquisition Proposal” means any inquiry, offer or proposal from a Third Party concerning (A) a merger, consolidation, recapitalization, liquidation, dissolution or other business combination or similar transaction involving the Company, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing twenty percent (20%) or more of the assets of the Company, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (C) an issuance or acquisition (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing twenty (20%) or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).

(ii)          “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) that is not solicited or received in violation, or resulting from any breach, of this Section 5.3 and that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking in account any Proposed Changed Terms).

(iii)          “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to the Company that (A) was not known to or by the Company Board and could not reasonably be expected to have been known to or by the Company Board as of or prior to the date of this Agreement (or if known, the magnitude or material consequences of which were not known and could not reasonably be expected to have been known to or by the Company Board as of or prior to the date of this Agreement), and (B) does not involve or relate to the receipt, existence or terms of an Acquisition Proposal.

5.4         SEC Filings; Other Actions.

(a)          As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to a Change of Board Recommendation having been effected in accordance with Section 5.3, include the Company Board Recommendation and (ii) Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger.  Each of Parent and the Company shall use its reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after such filing

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(including by responding to comments of the SEC) and, prior to the effective date of the Form S-4, each of Parent and the Company shall take all action reasonably required to be taken by it under any applicable securities Laws in connection with the issuance of Parent Common Stock.  Each of Parent and the Company shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement.  As promptly as reasonably practicable after the Form S-4 shall have become effective, the Company shall cause the Proxy Statement to be mailed to its stockholders as of the record date established for the Company Meeting.  No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon, and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by other party or its counsel.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  Each party shall notify the other party promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent and the Company shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, the DGCL, the rules of NASDAQ in connection with the filing and distribution of the Proxy Statement and the rules of NYSE in connection with the filing and distribution of the Form S-4, and the solicitation of proxies from the Company’s stockholders thereunder.  In addition, each party agrees to provide the other party and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto.  Each party and their respective counsel shall be given a reasonable opportunity to review and comment on any such written responses and each party shall give reasonable and good faith consideration to any comments made by other party or its counsel.

(b)          Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, and, as soon as practicable following the effectiveness of the Form S-4, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Board Recommendation having been effected in

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accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby (including by postponing or adjourning the Company Meeting, after consultation with Parent, to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval if necessary).  The Company may postpone or adjourn the Company Meeting from time to time (i) with the consent of Parent, (ii) if a quorum has not been established, (iii) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval, (iv) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, or (v) if required by Law.

5.5         Appropriate Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent is party or by which such Person or any of their respective properties or assets may be bound (provided, that the Company shall not be required to pay or agree to pay any material consent fees or other material payments requested by any such third parties), (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity, (iii)  resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement.  Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the Transactions.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.  Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each

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other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b)          Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.

5.6         Certain Notices.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity, NASDAQ or NYSE (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 being incapable of satisfaction. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7         Public Announcements.  So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3.  The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.  The Company shall file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits.

5.8         Indemnification.

(a)          From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as

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incurred, to the extent provided in (i) the Company Charter or the Company Bylaws in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule, each present and former director and officer of the Company and each of its employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission by such Indemnitee relating to their position with the Company occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)          Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter or the Company Bylaws in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter or the Company Bylaws in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)          Prior to the Effective Time, the Company shall purchase a prepaid directors’ and officers’ liability insurance and fiduciary liability insurance for the benefit of those persons that are directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, that provides coverage for events occurring prior to the Closing Date for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including with respect to this Agreement or the Transactions, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage then available

(d)          In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or

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conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.8.

(e)          The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, expense advancement or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any indemnification Contract of the Company in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule.  From and after the Effective Time, the obligations of Parent under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

5.9         Parent Agreements Concerning Merger Sub.  Parent shall take all actions necessary or advisable to cause Merger Sub to perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof.  Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

5.10       Takeover Statutes.  If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.11       Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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5.12       Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement, including the Merger (“Transaction Litigation”), and no such settlement of any Transaction Litigation shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.13       Stock Exchange Delisting.  The Surviving Corporation shall cause the Company’s securities to be de-listed from the NASDAQ Stock Market and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.14       Tax Matters.  None of the parties shall (and each party shall cause its respective affiliates not to) take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder. Each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368 of the Code and shall not take any position inconsistent with such treatment unless otherwise required pursuant to (i) a “determination” within the meaning of Section 1313(a) of the Code or (ii) a settlement on IRS Form 870-AD.

5.15       Employee Benefit Matters.  From and after the Closing Date, Parent shall, or shall cause one of its affiliates to, specifically assume and honor in accordance with their terms any employment, severance and termination agreement or arrangement of or for a Continuing Employee set forth on Section 5.15(a) of the Company Disclosure Schedule.  Notwithstanding the foregoing, neither Parent nor any of its affiliates shall be obligated to continue to employ any Continuing Employee for any specific period of time following the Closing Date.

Article 6

Conditions to Consummation of the Merger

6.1         Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)          The Company Stockholder Approval shall have been obtained.

(b)          The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Merger.

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(c)          The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance.

(d)          The Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.

(e)          Holders representing no more than twenty percent (20%) of the Company Shares shall have exercised appraisal, dissenters’ or similar rights under applicable Law with respect to their shares by virtue of the Merger.

6.2         Conditions to Obligations of the Company Under This Agreement.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)          Each representation and warranty of Parent and Merger Sub (i) contained in Section 4.5 (Capitalization) shall be true and correct in all respects (other than de minimis exceptions) as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (ii) set forth in Article 4 (other than the representations set forth in Section 4.5), without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b)          Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)          Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3         Conditions to Obligations of Parent and Merger Sub Under This Agreement.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a)          Each representation and warranty of the Company (i) contained in Section 3.2(a) (Capitalization) shall be true and correct in all respects (other than de minimis exceptions) as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific

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date or time (which need only be true and correct as of such date or time); (ii) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability) and 3.19 (Broker’s Fees) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) set forth in Article 3 (other than the representations and warranties referenced in the immediately foregoing clauses (i) and (ii)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b)          The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

(c)          Since the date of this Agreement, there has not been any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)          The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(e)          The Company shall have delivered to Parent a statement satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code.

Article 7

Termination, Amendment and Waiver

7.1         Termination.  This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties:

(a)          By mutual written consent of Parent and the Company;

(b)          By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c)          By either the Company or Parent, if any Governmental Entity shall have issued an Order permanently restraining, enjoining or otherwise prohibiting, prior to the

52

Effective Time, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity is in effect that prevents or makes illegal the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.5;

(d)          By either the Company or Parent if (i) the Effective Time shall not have occurred on or before July 24, 2017 (the “Outside Date”); provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1(d) if it is in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

(e)          By Parent, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(e) or 5.3(f) shall not (in and of itself) result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)); provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(e) shall expire at 5:00 p.m. (New York City time) on the 5th calendar day following the date on which such right to terminate first arose;

(f)          By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation, or determined to effect a Change of Board Recommendation substantially concurrently with a termination pursuant to this Section 7.1(f), with respect to a Superior Proposal, but only if the Company shall have complied with its obligations under Section 5.3 with respect to such Superior Proposal and shall have approved, and substantially concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement with respect to such Superior Proposal; provided, however, that such termination pursuant to this Section 7.1(g) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement unless prior to or concurrently with such termination the Company has paid the Company Termination Fee to or for the account of Parent pursuant to Section 7.3;

(g)          By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this

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Agreement pursuant to this Section 7.1(h) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

(h)          By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii)  such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(I) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

7.2         Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement shall forthwith become void and have no further force and effect (other than the Section 7.2, Section 7.3, and Article 8, each of which shall survive termination of this Agreement), and, subject to the foregoing, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors, Representatives or affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof; provided, that, subject to Section 7.3 (including the limitations on liability contained therein), nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

7.3         Termination Fee.

(a)          The parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(e), or Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Termination Fee.  The “Termination Fee” means $550,000.

(b)          The parties hereto agree that if (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(g) based solely on a breach by the Company of a covenant or agreement contained in this Agreement, (y) an Acquisition Proposal has been announced publicly or made to the Company after the date hereof (but prior to the termination of this Agreement) and such Acquisition Proposal has not been withdrawn prior to the termination of this Agreement, and (z) the Company enters into a Company Acquisition Agreement or consummates an Acquisition

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Proposal within twelve months after such termination, then the Company shall pay the Termination Fee to Parent on the earlier of the date of entry into such Company Acquisition Agreement or consummation of such Acquisition Proposal. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h)(i), except that the references to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)”.

(c)          The parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(g) based solely on a breach by the Company of a covenant or agreement contained in this Agreement, and within six (6) months after the date of such termination the Company enters into a definitive agreement with a Third Party in respect of an Acquisition Proposal (regardless of when the Company received such Acquisition Proposal), then the Company shall pay to Parent the reasonable costs, fees and expenses incurred by Parent, its affiliates and their Representatives in connection with the investigation, due diligence, negotiation and documentation of this Agreement, such amount not to exceed $400,000 in the aggregate (the “Expense Reimbursement”), provided, however, that in addition to the Expense Reimbursement, if the Company had willfully breached Section 5.3 in any material respect, then in the circumstances in which an Expense Reimbursement shall be paid, the Company shall also pay an additional $200,000 (“Additional Expense Amount”).  In the event the Expense Reimbursement is paid to Parent and the Termination Fee thereafter becomes payable, the Termination Fee otherwise payable shall be reduced by the amount of such Expense Reimbursement and Additional Expense Amount, if any.

(d)          All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(e)          Each of the parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) the damages resulting from termination of this Agreement under circumstances in which the Termination Fee or Expense Reimbursement is payable pursuant to this Section 7.3 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement in in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  Accordingly, if the Company fails to pay the Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent, together with the Termination Fee, (A) interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (B) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding.  For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion

(f)          In circumstances where the Termination Fee, Expense Reimbursement or Additional Expense Amount is payable pursuant to this Section 7.3, Parent’s receipt of the Termination Fee, Expense Reimbursement or Additional Expense Amount (as applicable) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and

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exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and any of its former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated and for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4         Amendment.  This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5         Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8

General Provisions

8.1         Non-Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2         Fees and Expenses.  Subject to Section 7.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3         Notices.  Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and

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shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice pursuant to a notice delivered in accordance with this Section 8.3):

If to Parent or Merger Sub, addressed to it at:

Intrexon Corporation

20374 Seneca Meadows Parkway

Germantown, MD 20876

Attention: Legal Department

Tel: (301) 556-9900

Fax: (301) 556-9902

Email: DLehr@intrexon.com; CUlrich@intrexon.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

Two Alliance Center

3560 Lenox Road, Suite 1600

Atlanta, GA. 30326

Attention: Peter W. Smith

Tel: (404) 407.3635

Fax: (404) 541.2905

Email: Peter.Smith@thompsonhine.com

If to the Company, addressed to it at:

GenVec, Inc.

910 Clopper Road

Suite 220N

Gaithersburg, Maryland 20878

Attention: Chief Executive Officer

Tel: (240) 632-0740

Fax: (301) 944-1902

Email: notices@genvec.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive

Suite 2000

Baltimore, Maryland 21202

Attention: Asher Rubin and William Intner

Tel: (410) 659-2777

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Fax: (410) 659-2701

Email: asher.rubin@hoganlovells.com; william.intner@hoganlovells.com

8.4         Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect (an “Effect”) that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, condition or results of operations of the Company, take as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company operates in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage

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or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) the public announcement or pendency of this Agreement and the Transactions (provided, that the exception in this clause (d) shall not apply in the context of any representation or warranty set forth in Section 3.4 or Section 3.12), (e) any Transaction Litigation, (f) changes in the trading price or trading volume of Company Shares or any suspension of trading, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any failure by the Company to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (h) the performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent or Merger Sub, or (i) any matter described on Section 8.4(a) of the Company Disclosure Schedule, or (ii) would prevent or materially impair or delay the consummation by the Company of the transactions contemplated by this Agreement.

“Company Material Intellectual Property” means the Intellectual Property that is owned or licensed by the Company and that is material to the business of the Company.

“Company Owned Intellectual Property” means Intellectual Property that is owned by the Company.

“Continuing Employee” means any employee of the Company as of immediately prior to the Closing.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Contingent Payment Rights Agreement” means the Contingent Payment Rights Agreement, by and between Parent and a mutually agreed upon Person who shall act as rights agent, substantially in the form attached hereto as Exhibit C.

“Environmental Claims” means any Proceeding and any written order, demand, allegation, accusation or notice by any Person or entity alleging actual or potential violation of or liability arising out of or relating to any Environmental Laws, Environmental Permits or the

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presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with another Person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any national, supranational, federal, state, county, provincial, municipal, local or foreign government, or other political subdivision thereof, including commission or authority, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government,

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including any court of competent jurisdiction, any arbitral body or any administrative, regulatory (including any stock exchange) or other agency.

“Hazardous Materials” means any pollutants, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, chemicals or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, toxic mold or microbes, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data, and all regulations promulgated thereunder, including, without limitation, HIPAA, the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, social security number protection Laws and data security and security breach notification Laws.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications, registrations and renewals in connection therewith; (c) all copyrights (whether or not published), mask works, and industrial designs, and all applications, registrations and renewals in connection therewith; (d) intellectual property rights in Software Programs; and (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including any intellectual property rights in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, Software Programs, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, used, or held for use by the Company.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(b) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Section 8.4(b) of the Parent Disclosure Schedule.

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“Law” means any applicable national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, conditional sales or other title retention agreement, easement, right of way or other title defect, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“NASDAQ” means the NASDAQ Capital Market.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Parent Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation by Parent or Merger Sub of any the transactions contemplated this Agreement.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate Proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP on the financial statements of the Company, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) (i) applicable building, zoning and land use regulations regulating the use or occupancy of Company Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Real Property which are not violated by the current use or occupancy of such Company Real Property or the operation of the business thereon, and (ii) other imperfections or irregularities in title, charges, restrictions and other encumbrances of record that do not materially detract from the use of the Company Real Property to which they relate.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means information, in any form, that identifies an individual or, in combination with any other information or data in the possession of the Company, could be used to identify an individual.

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“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Proceedings” means all actions, suits, claims, investigations, audits, litigation or proceedings, in each case, by or before any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Rights Agreement” means the Stockholder Rights Agreement, dated as of September 7, 2011, between American Stock Transfer & Trust Company, LLC, as rights agent, and the Company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Tax Authority, including any schedule or attachment thereto, and including any amendments thereof.

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“Taxes” means all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

8.5         Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal”	Section 5.3(h)(i)

“Agreement”	Preamble

“Book-Entry Company Shares”	Section 2.2(b)(ii)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(a)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Acquisition Agreement”	Section 5.3(a)

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company Bylaws”	Section 3.1

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“Company Charter”	Section 3.1

“Company Disclosure Schedule”	Article 3

“Company Equity Plan”	Section 2.4(b)

“Company Lease Agreements”	Section 3.14(b)

“Company Leased Real Property”	Section 3.14(b)

“Company Material Contracts”	Section 3.16(b)

“Company Meeting”	Section 5.4(b)

“Company Option”	Section 2.4(a)

“Company Owned Real Property”	Section 3.14(a)

“Company Real Property”	Section 3.14(c)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company SEC Documents”	Section 3.5(a)

“Company SEC Financial Statements”	Section 3.5(c)

“Company Shares”	Section 2.1(a)

“Company Stockholder Approval”	Section 3.3(c)

“Confidentiality Agreement”	Section 5.2(b)

“Continuing Employee”	Section 5.15

“CPR”	Section 2.1(a)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effect”	Section 8.4

“Effective Time”	Section 1.2

“Exchange Agent”	Section 2.2(a)

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“Exchange Fund”	Section 2.2(a)

“Exchange Ratio”	Section 2.1(a)

“Exercise Window”	Section 2.4(a)

“Expense Reimbursement”	Section 7.3(c)

“FFDCA	Section 3.18(a)

“FLSA”	Section 3.12(a)

“Form S-4”	Section 3.4(b)

“HIPAA”	Section 3.18(a)

“Health Care Laws”	Section 3.18(a)

“Indemnitee”	Section 5.8(a)

“Intervening Event”	Section 5.3(h)(iii)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Multiemployer Plan”	Section 3.11(f)

“Notice Period”	Section 5.3(d)

“OFAC”	Section 3.9

“Outside Date”	Section 7.1(d)

“Parent”	Preamble

“Parent Board”	Section 4.6(d)

“Parent Common Stock”	Section 2.1(a)

“Parent Disclosure Schedule”	Article 4

“Parent SEC Financial Statements”	Section 4.6(c)

“Parent Subsidiary”	Section 4.3(a)

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“Permits”	Section 3.10

“Preferred Stock”	Section 3.2(a)

“Proposed Changed Terms”	Section 5.3(d)(iv)

“Proxy Statement”	Section 3.4(b)

“Regulatory Authority”	Section 3.18(b)

“Regulatory Permit”	Section 3.18(b)

“Safety Notices”	Section 3.18(e)

“Sarbanes-Oxley Act”	Section 3.5(b)

“Service Provider”	Section 3.11(a)

“Stock Consideration”	Section 2.1(a)

“Submissions”	Section 3.18(c)

“Superior Proposal”	Section 5.3(h)(ii)

“Surviving Corporation”	Section 1.1(a)

“Termination Fee”	Section 7.3(a)

“Title IV Plan”	Section 3.11(f)

“Transaction Litigation”	Section 5.12

“Transactions”	Section 1.1(a)

8.6         Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7         Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest

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extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8         Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10       No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.8, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11       Mutual Drafting; Interpretation.  Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”.  As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  All references in this Agreement to “dollars” “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

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8.12       Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)          This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court.  Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13       Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a

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counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14       Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America, or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law.  The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

[Signature page follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
Name: Donald P. Lehr
Title: Chief Legal Officer

Merger Sub:

Intrexon GV Holding, Inc.

By:	/s/ Donald P. Lehr
Name: Donald P. Lehr
Title: Chief Legal Officer

Company:

GENVEC, INC.

By:	/s/ Douglas J. Swirsky
Name: Douglas J. Swirsky
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF

CERTIFICATE OF INCORPORATION

OF SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF GENVEC, INC.

The undersigned President and Treasurer of GenVec, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) does hereby certify as follows:

1.  The Second Amended and Restated Certificate of Incorporation, the entirety of which is set forth below, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and duly executed and acknowledged by the appropriate officer(s) of the Corporation in accordance with Section 103 of the Delaware General Corporation Law.

2.  The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety as follows:

First: The name of this Corporation is GenVec, Inc.

Second: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801.  The registered agent in charge thereof is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 100 shares with a par value of $0.001 per share.

Fifth:

(1) Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact:

(a) that he or she is or was a director or officer of the Corporation, or

(b) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “another enterprise” or “other enterprise”), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation to the fullest extent not prohibited by Section 145 of the Delaware General Corporation Law (or any successor provision or provisions) as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to actions taken prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such person in connection therewith.  The persons indemnified by this Article Fifth are hereinafter referred to as “indemnitees.” Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee’s heirs, executors, administrators, and personal or legal representatives, provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors, administrators, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred in this Article Fifth: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Second Amended and Restated Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law, this Article Fifth, or the Bylaws, include the right to have paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

(2) Agents and Employees.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person serving at the Corporation’s request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation’s affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article Fifth in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.

(3) Partial Indemnification.  If the indemnitee is entitled under any provision of this Article Fifth to indemnification by the Corporation for some or a portion of the expenses, liabilities, losses, judgments, fines, penalties or ERISA excise taxes actually and reasonably incurred by him or her in the investigation, defense, appeal or settlement of any proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the indemnitee for the portion of such expenses, liabilities, losses, judgments, fines, penalties or ERISA excise taxes to which the indemnitee is entitled.

(4) Repeal or Modification by Stockholders. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(5) Repeal or Modification of Law. Any repeal or modification of the laws of the State of Delaware, as now or hereafter in effect, shall not adversely affect any rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(6) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the Corporation or another enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(7) Binding Effect; Successors and Assigns. The indemnification and advance of expenses provided by or granted pursuant to this Article Fifth shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such director or officer.

(8) Severability. In the event that any of the provisions of this Article Fifth (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

(9) Relationship to Other Rights and Provisions Concerning Indemnification. The rights to indemnification and to the advancement of expenses conferred in this Article Fifth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Second Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.  The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article Fifth.

I, The Undersigned, being the duly elected President and Treasurer of the Corporation, do on behalf of the Corporation make this Second Amended and Restated Certificate of Incorporation of the Corporation.

By:

Name:

Title:	President and Treasurer

Exhibit B

FORM OF BYLAWS

OF SURVIVING CORPORATION

GENVEC, INC.

* * * * *

AMENDED AND RESTATED BYLAWS

* * * * *

ARTICLE I

OFFICES

Section 1.  The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.  The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  All meetings of the stockholders shall be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of Delaware.  If so authorized, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 2.  Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3.  Written notice of the annual meeting stating the place if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 4.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of the stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 5.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6.  Written notice of a special meeting stating the place if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 7.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the General Corporation Law of Delaware, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 8.  When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 9.  Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Section 10.  Unless otherwise provided in the certificate of incorporation, any action required to be taken, or which may be taken, at any annual or special meeting of stockholders of the corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes herein, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized persons or persons transmitted such telegram, cablegram or other electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered in accordance with Section 228 of the General Corporation Law of Delaware, to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all such purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

DIRECTORS

Section 1. Until changed in accordance with the provisions of this section, there shall be two (2) directors of the corporation.  The number of directors may be fixed (i) at any meeting of stockholders called for the purpose of electing directors, at which a quorum is present, by the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the meeting, or (ii) at any meeting of the directors at which a quorum is present, by the affirmative vote of a majority of the directors present.  No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.  Each director elected shall hold office until his or her successor is elected and qualified.

Section 2.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

Section 3.  The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

Section 4.  The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5.  The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 6.  Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

Section 7.  Special meetings of the board may be called by the president on two days' notice to each director, either personally or by mail or by facsimile communication; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director; in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.

Section 8.  At all meetings of the board, a majority of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9.  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing or electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 10.  Unless otherwise restricted by the certificate of incorporation, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 11.  The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation except as otherwise restricted by statute, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 12.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 13.  Unless otherwise provided in the certificate of incorporation, the bylaws or the resolution of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 14.  Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 15.  Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors except as otherwise provided by statute.

ARTICLE IV

NOTICES

Section 1.  Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice may also be given to stockholders by a form of electronic transmission in accordance with and subject to the provisions of Section 232 of the General Corporation Law of Delaware.

Section 2.  Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to notice or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

Section 1.  The officers of the corporation shall be chosen by the board of directors and shall be a president, a secretary and a treasurer. The board of directors may also choose one or more vice presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation otherwise provides.

Section 2.  The board of directors at its first meeting after each annual meeting of stockholders shall choose a president, a secretary and a treasurer.

Section 3.  The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4.  The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

Section 5.  The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

THE PRESIDENT

Section 6.  The president shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and the board of directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect.

Section 7. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by statute to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

THE VICE-PRESIDENTS

Section 8.  In the absence of the president or in the event of his or her inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARY

Section 9.  The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the corporation and he or she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.

Section 10.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURERS

Section 11.  The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

Section 12.  He or she shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his or her transactions as treasurer and of the financial condition of the corporation.

Section 13.  If required by the board of directors, he or she shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

Section 14.  The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI

CERTIFICATES FOR SHARES

Section 1.  The shares of the corporation shall be uncertificated.

FIXING RECORD DATE

Section 2.  In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with Section 213(a) of the General Corporation Law of Delaware at the adjourned meeting.

In order that the corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which, with respect to determining stockholders entitled to consent to corporate action in writing without a meeting, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors, or sixty days prior to any other action. No record date fixed as described above shall precede the date upon which the resolution fixing the record date is adopted by the board of directors.

REGISTERED STOCKHOLDERS

Section 4.  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS

DIVIDENDS

Section 1.  Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

Section 3.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 4.  The fiscal year of the corporation shall be fixed by resolution of the board of directors.

SEAL

Section 5.  The corporation need not have a seal.

ARTICLE VIII

INDEMNIFICATION

DIRECTORS AND OFFICERS

INDEMNIFICATION

Section 1.  In accordance with Article Sixth of the Second Amended and Restated Certificate of Incorporation of the Corporation, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact:

(a) that he or she is or was a director or officer of the Corporation, or

(b) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by Section 145 of the Delaware General Corporation Law (or any successor provision or provisions) as the same exists or may hereafter be amended. The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

AGENTS AND EMPLOYEES

Section 2.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person serving at the Corporation’s request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation’s affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of Article Sixth of the Second Amended and Restated Certificate of Incorporation of the Corporation, in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.

INDEMNIFICATION PROCEDURE; DETERMINATION OF RIGHT TO

INDEMNIFICATION

Section 3.

(a) Promptly after receipt by the indemnitee of written notice of the commencement of any proceeding, the indemnitee will, if a claim in respect thereof is to be made against the Corporation in accordance herewith, notify the Corporation of the commencement thereof. The omission so to notify the Corporation (i) will relieve it from any liability which it may have to the indemnitee hereunder only to the extent that the Corporation is able to establish that its ability to avoid such liability was materially prejudiced by such omission and (ii) will not relieve it from any liability which it may otherwise have to the indemnitee.

(b) If a claim for indemnification under this Article VIII is not paid in full by the

Corporation within thirty days after it has been received in writing by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The Corporation shall not be obligated to indemnify or advance expenses to the indemnitee under this Article VIII in connection with a proceeding (or part thereof) initiated or brought voluntarily by the indemnitee (other than to enforce the rights to indemnification hereunder) unless the initiation thereof was approved by the Board of Directors of the Corporation.

(d) In the case of a settlement of a proceeding by an indemnitee, the payment of amounts and indemnification thereof shall be approved, in advance, by the Corporation, which approval shall not be unreasonably withheld, or by a court of competent jurisdiction.

INSURANCE

Section 4.  The Corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the Corporation or another enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

BINDING EFFECT; SUCCESSORS AND ASSIGNS

Section 5.  The indemnification and advance of expenses provided by or granted pursuant to this Article VIII shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such director or officer.

SEVERABILITY

Section 6. In the event that any of the provisions of this Article VIII (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

RELATIONSHIP TO OTHER RIGHTS AND PROVISIONS CONCERNING INDEMNIFICATION

Section 7.  The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Second Amended and Restated Certificate of Incorporation of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE IX

AMENDMENTS

Section 1.  These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

Exhibit C

CONTINGENT PAYMENT RIGHTS AGREEMENT

THIS CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of [•], 2017 (this “Agreement”), is entered into by and between Intrexon Corporation, a Virginia corporation (“Parent”), and [•], a [•], as Rights Agent.1

RECITALS

WHEREAS, Parent, Intrexon GV Holding, Inc., a Delaware corporation (“Merger Sub”), and GenVec, Inc., a Delaware corporation (“Company”), have entered into an Agreement and Plan of Merger dated as of January 24, 2017 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Company, with Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to Company’s stockholders and holders of Parent Exchange Warrants (upon exercise) the right to receive contingent cash and/or Parent Common Stock payments as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1        Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement, unless expressly set forth otherwise herein. As used in this Agreement, the following terms will have the following meanings:

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Company on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent), (b) a merger or consolidation involving either Parent or the Company in which Parent or the Company, respectively, is not the surviving entity, and (c) any other transaction involving either Parent or the Company in which Parent or the Company, respectively, is the surviving entity but in which the stockholders of Parent or the Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction.

1 Note to Draft: A Person mutually agreed by Parent and Company, anticipated to be the transfer agent.

“CPR Payment Amount” means fifty percent (50%) of all payments actually received, without duplication, by Company or its successor or their affiliates from or on behalf of Novartis Institutes for BioMedical Research, Inc. or its successor or any of their affiliates (collectively, “Novartis”) pursuant to Sections 6.2 and 6.3 of that certain Research Collaboration and License Agreement, dated January 13, 2010, as amended, subject to Section 4.3 (the “Novartis Agreement”) or otherwise on account of the Milestone Payments (as defined in the Novartis Agreement) or royalties payable by Novartis under such sections. For the avoidance of doubt, CPR Payment Amounts do not include any payments received by Company from Novartis for reimbursement of, or compensation for, research collaboration costs incurred by Company or any other payments made by Novartis pursuant to Section 6.4 of the Novartis Agreement.

“CPRs” means the rights of Holders to receive contingent cash and/or Parent Common Stock payments pursuant to this Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Final Notice” has the meaning set forth in Section 2.4(c).

“Final Notice Date” has the meaning set forth in Section 2.4(d).

“First Milestone” means the first Milestone (as that term is defined in the Novartis Agreement) achieved or occurring after the date of this Agreement.

“Holder” means a Person in whose name a CPR is registered in the CPR Register at the applicable time.

“Milestone” means, as applicable, the First Milestone or the Second Milestone.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Notice Date” has the meaning set forth in Section 2.4(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Other Milestone Payments” means any Milestone Payments (if any) received by the Company or its successor or their affiliates under the Novartis Agreement in respect of a Milestone (as that term is defined in the Novartis Agreement) other than the First Milestone or Second Milestone; provided that such Milestone is achieved or occurs prior to the date that is thirty six months following the date of this Agreement.

“Permitted Transfer” means a transfer of CPRs (a) on death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CPRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CPRs held in nominee form, from a nominee to a beneficial

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owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by the Rights Agent; (f) or a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (g) to Parent for any or no consideration.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Second Milestone” means the second Milestone (as that term is defined in the Novartis Agreement) achieved or occurring after the date of this Agreement.

1.2        Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars. For clarity, the parties agree that the phrase “materially adverse” when used in this Agreement with respect to the Holders includes any amendment or other action, as applicable, that does or would be reasonably expected to reduce, eliminate, or materially delay (y) any payment to the Holders under this Agreement, or (z) any payment to the Company or its successor or their affiliates under the Novartis Agreement that would constitute a CPR Payment Amount.

2.	CONTINGENT PAYMENT RIGHTS

2.1         CPRs; Appointment of Rights Agent.

(a)       As provided in the Merger Agreement, each Holder is entitled to one CPR for each Company Share outstanding immediately prior to the Effective Time that is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. Each CPR represents the right of a Holder to receive the aggregate CPR Payment Amount divided by the number of then-outstanding CPRs pursuant to this Agreement. The initial Holders will be determined in accordance with the Merger Agreement. Any holder of a Parent Exchange Warrant who exercises (or converts, if applicable) such warrant to purchase shares of Parent Common Stock will, upon issuance of such shares of Parent Common Stock, become a Holder pursuant to the terms of this Agreement and such Holder will be entitled to one CPR pursuant to this Section 2.1(a) for each Company Share underlying the Company Warrant that was converted into such Parent Exchange Warrant pursuant to the Merger Agreement.

(b)       Parent hereby appoints the Rights Agent to act as rights agent for Parent as contemplated hereby in accordance with the express terms and conditions set forth in this

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Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

2.2        Nontransferable. The CPRs will not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3        No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CPRs will not be evidenced by a certificate or other instrument.

(b)       The Rights Agent will keep a register (the “CPR Register”) for the purpose of registering CPRs and transfers of CPRs as permitted herein. The CPR Register will initially show one position for Cede & Co. representing all the shares of Company Common Stock held by DTC on behalf of the street name holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CPRs unless and until such CPRs are transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CPRs in the CPR Register. No service charge shall be made for any registration of transfer of a CPR, but Parent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid or will be paid. All duly transferred CPRs registered in the CPR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CPR will be valid until registered in the CPR Register, and any transfer not duly registered in the CPR Register will be void ab initio.

(d)       A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CPR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CPR Register.

(e)       Promptly following each exercise (or conversion, if applicable) of a Parent Exchange Warrant, Parent shall promptly notify the Rights Agent of such Holder’s name and

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address and the number of CPRs issued to such Holder as a result of such exercise or conversion. The Rights Agent shall promptly record such name, address and number of CPRs in the CPR Register.

2.4        Payment Procedures.

(a)       On or before the thirtieth day following receipt by Company or its successor or their affiliates of Milestone Payments (as defined in the Novartis Agreement) paid by Novartis following the achievement of the First Milestone or Second Milestone, if any, Parent will (i) deliver to the Rights Agent a notice (in each case, a “Milestone Notice”) indicating the applicable Milestone achieved and the applicable Milestone Payment received and (ii) in accordance with Section 4.2, transfer to the Rights Agent (A) by wire transfer of immediately available funds to an account designated by the Rights Agent an amount of cash, and/or, (B) subject to Section 2.4(j), shares of Parent Common Stock, equal to the aggregate CPR Payment Amount payable to the Holders on account of all CPRs in respect of the applicable Milestone Payment.

(b)       The Rights Agent will, within ten Business Days of receipt of any Milestone Notice (each such date, a “Milestone Notice Date”), send each Holder at its registered address a copy of the applicable Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent will also pay the applicable CPR Payment Amount to the Holders, with each Holder receiving an amount equal to the product of A * B where “A” equals the quotient of (i) the applicable CPR Payment Amount in respect of the applicable Milestone Payment, divided by (ii) the then-outstanding number of CPRs held by all Holders, and “B” equals the number of CPRs held by such Holder as reflected on the CPR Register, by check mailed to the address of each Holder as reflected in the CPR Register, in each case, as of the close of business on the last Business Day prior to such Milestone Notice Date (or, if applicable, the number of shares of Parent Common Stock issuable to such Holder pursuant to Section 2.4(j), calculated on a per CPR basis).

(c)       On or before the thirtieth day following the date that is thirty six months following the date of this Agreement, Parent will (i) deliver to the Rights Agent a notice (a “Final Notice”) indicating any remaining CPR Payment Amounts to which the Holders are entitled but were not required to be paid pursuant to Sections 2.4(a) and 2.4(b) (including any Other Milestone Payments) and (ii) in accordance with Section 4.2, transfer to the Rights Agent (A) by wire transfer of immediately available funds to an account designated by the Rights Agent an amount of cash, and/or, (B) subject to Section 2.4(j), shares of Parent Common Stock, equal to the aggregate remaining CPR Payment Amount payable to the Holders on account of all CPRs in respect of the remaining CPR Payment Amount.

(d)       The Rights Agent will, within ten Business Days of receipt of the Final Notice (the “Final Notice Date”), send each Holder at its registered address a copy of the Final Notice. At the time the Rights Agent sends a copy of such notice to the Holders, the Rights Agent will also pay the applicable CPR Payment Amount to the Holders, with each Holder receiving an amount equal to the product of A * B where “A” equals the quotient of (i) the applicable aggregate remaining CPR Payment Amount, divided by (ii) the then-outstanding number of CPRs held by all Holders, and “B” equals the number of CPRs held by such Holder as

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reflected on the CPR Register, by check mailed to the address of each Holder as reflected in the CPR Register, in each case, as of the close of business on the last Business Day prior to the Final Notice Date (or, if applicable, the number of shares of Parent Common Stock issuable to such Holder pursuant to Section 2.4(j), calculated on a per CPR basis).

(e)       In the event that any CPR Payment Amount payable to the Holders under Section 2.4(b) or 2.4(d) includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are reasonably necessary to issue or transfer to each Holder such Holder’s proportionate share of such shares of Parent Common Stock, determined on a per CPR basis, in accordance with applicable Law. In the event that any CPR Payment Amount payable to the Holders under Section 2.4(b) or 2.4(d) includes both cash and shares of Parent Common Stock, each Holder shall receive substantially the same proportion of cash and shares of Parent Common Stock, determined on a per CPR basis.

(f)       Each of the Parent and the Surviving Corporation shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any CPR Payment Amount otherwise payable or otherwise deliverable pursuant to this Agreement, in each case directly or through an authorized payroll agent, such amounts as are reasonably determined to be required to be deducted or withheld therefrom under the Code or any other provision of any applicable federal, state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld and paid over or deposited with the relevant Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holder(s) to whom such amounts would otherwise have been paid or delivered. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Sections 2.4(b) or (d) shall be extended by a period equal to any delay caused by the Holder providing such forms.

(g)       Any portion of any CPR Payment Amount that remains undistributed to the Holders six months after an applicable Milestone Notice Date or the Final Notice Date, as appropriate, will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such CPR Payment Amount, without interest.

(h)       Neither Parent nor the Rights Agent will be liable to any person in respect of any CPR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and the Rights Agent’s reasonable best efforts to deliver a CPR Payment Amount to the applicable Holder, any CPR Payment Amount has not been paid prior to one (1) year after an applicable Milestone Notice Date or the Final Notice Date, as applicable (or immediately prior to such earlier date on which the CPR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such CPR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

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(i)       Except to the extent any portion of any CPR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the Parties agree to treat the CPRs and the CPR Payment Amounts received with respect to the Company Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Company Shares and none of the parties will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

(j)       Payments made by Parent pursuant to this Agreement shall be made in cash, except that if any cash payment would result in the Merger failing to meet the “control” requirement of Section 368(a)(2)(E) of the Code, or would otherwise cause the Transactions to fail to qualify as a tax-free reorganization, Parent shall, in lieu of cash consideration, issue to the Rights Agent, on behalf of and for the benefit of the Holders, a number of shares of Parent Common Stock necessary to cause the Merger to meet the “control” requirement of Section 368(a)(2)(E) of the Code (taking into account for such determination the value of such Parent Common Stock at both the time of such payment and at the Effective Time of the Merger) or otherwise causing the Transactions to fail to qualify as a tax-free reorganization. Notwithstanding anything contained herein to the contrary, in no event shall (a) the aggregate amount of Parent Common Stock issued, or issuable, pursuant to the terms of this Agreement and the Merger Agreement (including as a result of exercise of Parent Exchange Warrants) exceed 19.9% of the then-issued and outstanding shares of Parent Common Stock or (b) the number of shares of Parent Common Stock issued under this Agreement exceed the number of shares of Parent Common Stock issued as Stock Consideration at the Effective Time. For purposes of this Section 2.4(j), only, shares of Parent Common Stock will be valued based on the Volume Weighted Average Price for the 5 trading days immediately preceding the date Parent makes such payment pursuant to this Section 2.4 or the Effective Time of the Merger, as applicable. Parent covenants and agrees to, as expeditiously as possible, register or qualify the issuance of all shares of Parent Common Stock issued or transferred to Holders under this Agreement under the Securities Act and the securities or “Blue Sky” laws of each jurisdiction in which such registration or qualification is necessary.

2.5        No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)       The CPRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CPRs to any Holder.

(b)       The CPRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

2.6        Ability to Abandon CPR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CPR by transferring such CPR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CPRs for consideration in its sole discretion.

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3.	THE RIGHTS AGENT

3.1        Certain Duties and Responsibilities.

(a)       The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b)       The Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CPRs, may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless such acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2        Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)       the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)       whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, request and rely upon an Officer’s Certificate with respect to such matter;

(c)       the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)       the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)       the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)       Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in

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connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(g)       Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3         Resignation and Removal; Appointment of Successor.

(a)       The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b)       If the Rights Agent resigns, is removed or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)       Parent will give notice to each Holder of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CPR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d)       Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by Holders of not less than a majority of the then-outstanding CPRs, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

3.4         Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will

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become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

4.	COVENANTS

4.1        List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days after the Effective Time.

4.2        Payment of CPR Payment Amounts. Parent will promptly deposit with the Rights Agent, for payment to each Holder, the applicable CPR Payment Amount, if any, prior to or on the applicable Milestone Notice Date or Final Notice Date, as applicable.

4.3        Novartis Agreement. Without the prior written consent of Holders of not less than a majority of the then-outstanding CPRs, neither Parent nor any of its affiliates shall (i) amend, restate, supplement, terminate or otherwise modify the Novartis Agreement in a manner materially adversely affecting the Holders’ rights under this Agreement, (ii) take any action or fail to take any action, including by waiving any right or failing to enforce any right under the Novartis Agreement, in a manner materially adversely affecting the Holders’ rights under this Agreement or (iii) permit or agree to any of the foregoing. Without limiting the foregoing, Parent and its affiliates shall pursue their rights under the Novartis Agreement in good faith, and not take any action intended to avoid, reduce, or materially delay any payment to the Holders hereunder.

4.4        Records. Parent shall maintain (and shall cause its affiliates to maintain) records relating to the Novartis Agreement in sufficient detail to permit the Holders to confirm whether any payments related to the Novartis Agreement giving rise to any CPR Payment Amounts have been received by Parent or Company or their successors or affiliates.

4.5        Audit Rights. Once during the one-year period following the third anniversary of the date of this Agreement, upon reasonable advance written notice from the Holders of not less than a majority of the then-outstanding CPRs, Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by such Holders and reasonably acceptable to Parent to have access at reasonable times during normal business hours to the books and records of Parent and its affiliates as may be reasonably necessary to evaluate and verify Parent’s receipt, categorization and accuracy of payments received under the Novartis Agreement and the CPR Payment Amounts hereunder; provided that (x) such Holders (and, if applicable, such accounting firm) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its affiliates to be furnished pursuant to this Section 4.5 and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its affiliates. The fees charged by such accounting firm shall be borne by such Holders, unless such audit identifies an aggregate underpayment by Parent of the CPR Payment Amounts owed to Holders by more than five percent (5%), in which case such fees shall be borne by Parent. Parent shall promptly pay, or

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cause the Rights Agent to promptly pay, the Holders the amount of any underpayment identified in such audit, with each Holder receiving their proportionate share of such underpayment based on the number of CPRs held by such Holder as of the expiration or termination of this Agreement.

5.	AMENDMENTS

5.1         Amendments without Consent of Holders.

(a)         Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence any successor to or permitted assignee of Parent and the assumption by any such successor or permitted assignee of the covenants of Parent herein as provided in Section 6.3.

(b)         Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)        to evidence the succession of another Person as a successor Rights Agent in accordance with Section 3 and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)       to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iii)      to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv)      as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders; or

(v)       any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(c)         Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth in general terms the substance of such amendment.

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5.2         Amendments with Consent of Holders.

(a)       Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the then-outstanding CPRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)       Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth in general terms the substance of such amendment.

5.3        Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4        Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	OTHER PROVISIONS OF GENERAL APPLICATION

6.1        Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[•]

Telephone:	[•]
Facsimile:	[•]
Email:	[•]
Attention:	[•]

If to Parent, to it at:

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Intrexon Corporation

20374 Seneca Meadows Parkway

Germantown, MD 20876

Attention: Legal Department

Fax: (301) 556-9902

Email: DLehr@intrexon.com; CUlrich@intrexon.com

with a copy to:

Thompson Hine LLP

Two Alliance Center

3560 Lenox Road, Suite 1600

Atlanta, GA. 30326

Attention: Peter W. Smith

Fax: (404) 541-2905

Email: Peter.Smith@thompsonhine.com

The Rights Agent or Parent may specify a different address, email address or facsimile number by giving notice to each other in accordance with this Section 6.1 and to the Holders in accordance with Section 6.2.

6.2        Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CPR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3        Parent Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent or to an assignee of all of the Company’s rights under the Novartis Agreement (each, an “Assignee”); provided that Parent shall remain liable for the performance by any such assignee of, and shall not be relieved of, its obligations, duties and covenants hereunder. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees satisfying the conditions of the preceding sentence. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assignees, and this Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate; provided, that in the event of a Change of Control, Parent or Company, as applicable, shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Holders of not less than a majority of the then-outstanding CPRs. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.3 shall be void and of no effect.

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6.4        Benefits of Agreement. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CPRs, all of whom are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement.

6.5        Governing Law. This Agreement, the CPRs and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any Delaware state court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

6.6       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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6.7        Counterparts and Signature. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.8        Termination. Except as otherwise provided in Sections 2.4(h) and 4.5, this Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earlier to occur of (a) the payment of all potential CPR Payment Amounts required to be paid or potentially payable under the terms of this Agreement and (b) 45 days after the Final Notice Date (provided that the foregoing shall not affect or limit the obligations of Parent or the Rights Agent to pay or otherwise with respect to any CPR Payment Amount payable in connection with Milestones (as defined in the Novartis Agreement) achieved or occurring prior to the date thirty six months after the date of this Agreement or payable in connection with the Final Notice, and the provisions of this Agreement applicable thereto shall survive any expiration or termination of this Agreement). In no event will any CPR Payment Amount become payable in respect of Milestones (as defined in the Novartis Agreement) achieved or occurring, or other payments received by the Company or its affiliates, after the date that is thirty six months after the date of this Agreement.

6.9        Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto, the documents and instruments referred to therein and the documents delivered pursuant thereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

6.10       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

INTREXON CORPORATION

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Payment Rights Agreement]